Exhibit (n)(1)(i)

AMENDED SCHEDULE A

to the

TENTH AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

for

VOYA SERIES FUND, INC.

Funds	Classes of Shares
	A	C	I	L	O	R	R6	T	W
Voya Corporate Leaders® 100 Fund	Ö	Ö	Ö	N/A	Ö	Ö	Ö	Ö	Ö
Voya Global Multi-Asset Fund (formerly, Voya Capital Allocation Fund)	Ö	Ö	Ö	N/A	Ö	Ö	Ö	Ö	Ö
Voya Global Target Payment Fund	Ö	Ö	Ö	N/A	N/A	Ö	N/A	Ö	Ö
Voya Government Money Market Fund	Ö	Ö	Ö	Ö	Ö	Ö	N/A	N/A	Ö
Voya Mid Cap Research Enhanced Index Fund	Ö	Ö	Ö	N/A	Ö	Ö	N/A	Ö	Ö
Voya Small Company Fund	Ö	Ö	Ö	N/A	Ö	Ö	Ö	Ö	Ö

Schedule A Last Amended:  July 13, 2017, to add Class R6 shares to Voya Global Multi-Asset Fund (formerly, Voya Capital Allocation Fund).